EXHIBIT 99.1

Community West Bancshares Reports First Quarter 2023 Earnings of $2.5 Million, or $0.27 Per Diluted Share; Declares Quarterly Cash Dividend of $0.08 Per Common Share

GOLETA, Calif., April 28, 2023 (GLOBE NEWSWIRE) -- Community West Bancshares (“Community West” or the “Company”), (NASDAQ: CWBC), parent company of Community West Bank (the “Bank”), today reported net income of $2.5 million, or $0.27 per diluted share, for the first quarter of 2023, compared to $3.4 million, or $0.38 per diluted share, for the preceding quarter, and $4.0 million, or $0.45 per diluted share, for the first quarter of 2022.

The Company’s Board of Directors declared a quarterly cash dividend of $0.08 per common share, payable May 31, 2023, to common shareholders of record on May 12, 2023.

“Our first quarter 2023 results reflected a strong balance sheet, net interest margin and stable credit quality metrics” stated Martin E. Plourd, President & Chief Executive Officer of Community West Bancshares. “With the destabilization of our industry we quickly moved to secure liquidity to cover all uninsured deposits. We benefited by previously having approximately 78% of our deposits fully insured or collateralized, which is the direct result of our community-focused business model. We will continue to focus on funding our balance sheet primarily through core deposits. Our outlook over the next few quarters remains cautious, as we anticipate a leaner loan pipeline, as recessionary concerns continue, and deposit pricing pressures persist. While recent developments in the banking industry have been unsettling in the short term, we believe that with our resilient deposit franchise, margin, sound capital levels and stable credit quality we are well positioned to capitalize on new market opportunities.”

First Quarter 2023 Financial Highlights:

  Net income was $2.5 million, or $0.27 per diluted share in the first quarter 2023, compared to $3.4 million, or $0.38 per diluted share in fourth quarter 2022, and $4.0 million, or $0.45 per diluted share in first quarter 2022.
  Net interest income decreased $1.1 million to $11.0 million for first quarter 2023, compared to $12.1 million in fourth quarter 2022, and increased $294,000 compared to $10.7 million in first quarter 2022.
  Net interest margin was 4.25% for the first quarter 2023, compared to 4.58% in fourth quarter 2022, and 3.86% in first quarter 2022.
  Return on average assets was 0.92% for the first quarter 2023, compared to 1.24% in fourth quarter 2022, and 1.39% in first quarter 2022.
  Return on average common equity was 8.84% for the first quarter 2023, compared to 11.98% in fourth quarter 2022, and 15.52% in first quarter 2022.
  The Company adopted and implemented Accounting Standard Update (ASU) 2016-13 (“CECL”) on January 1, 2023. The “Day 1” impact of the adoption was a $1.8 million increase to the Allowance for Credit Losses (“ACL”) and a $421,000 increase to the reserve for unfunded commitments resulting in a $1.6 million decrease to retained earnings net of tax.
  The Company recorded a negative provision for credit loss expense of $607,000 for first quarter 2023, compared to a negative provision for loan losses of $461,000 for fourth quarter 2022, and a negative provision for loan losses of $284,000 for first quarter 2022.
  The ACL was 1.30% of total loans held for investment at March 31, 2023 compared to 1.15% at December 31, 2022, and 1.22% at March 31, 2022.
  Net non-accrual loans increased to $1.6 million at March 31, 2023, compared to $211,000 at December 31, 2022, and $536,000 at March 31, 2022.
  Total loans decreased by $3.8 million to $951.5 million at March 31, 2023, compared to $955.3 million at December 31, 2022, and increased $61.2 million compared to $890.3 million at March 31, 2022.
  Total deposits increased by $45.7 million during the quarter to $920.8 million at March 31, 2023, compared to $875.1 million at December 31, 2022. Non-interest-bearing demand deposits decreased $11.2 million, or 5%, to $205.3 million at March 31, 2023, compared to $216.5 million at December 31, 2022.
  The Bank’s uninsured or uncollateralized deposits totaled approximately 22% of total deposits at March 31, 2023, compared to 25% at December 31, 2022.
  Available borrowing capacity was $178 million at March 31, 2023.
  Stockholders’ equity increased $139,000 to $112.8 million at March 31, 2023, compared to $112.7 million at December 31, 2022, and increased $7.9 million compared to $104.8 million at March 31, 2022.
  Book value per common share decreased to $12.77 at March 31, 2023, compared to $12.80 at December 31, 2022, and $12.07 at March 31, 2022.
  The Bank’s Tier 1 leverage ratio* was 10.41% at March 31, 2023, compared to 10.34% at December 31, 2022, and 8.88% at March 31, 2022.

* Capital Ratios are preliminary.

Income Statement

Total interest income increased $307,000 in the first quarter to $13.6 million, compared to $13.3 million in the preceding quarter, and increased by $2.1 million compared to the first quarter of 2022. Interest income from loans remained unchanged at $12.5 million compared to the prior quarter. Interest income from securities and interest-earning deposits increased $285,000 compared to the prior quarter, primarily due to increased average interest-earning deposit balances and higher yields due to increased market rates. Total interest expenses for the quarter increased $1.4 million compared to the prior quarter due to increased average balances and rates paid on interest-bearing demand deposits and time deposits. The increase in deposit expense was largely due to increased levels of wholesale funding as the Bank utilized wholesale funding sources to increase on-balance sheet liquidity. Net interest income decreased 9.2% to $11.0 million in the first quarter 2023, compared to $12.1 million in the preceding quarter, and increased 2.7% compared to $10.7 million in first quarter 2022.

Net interest margin was 4.25% for first quarter 2023, a 33-basis point decrease compared to fourth quarter 2022, and a 39-basis point increase compared to first quarter 2022. The yield on loans for the first quarter 2023 increased 11 basis points to 5.32%, compared to 5.21% for the fourth quarter 2022, resulting from increased loan rates on new originations and the impact of higher market rates. The yield on federal funds and interest-earning deposits increased 102 bps to 4.41% for the first quarter 2023 due to increases in rates earned for overnight deposits and money market deposits. The cost of funds for the first quarter increased 62 basis points to 1.09%, compared to 0.47% for the preceding quarter due to higher rates paid on deposit accounts and changes in the portfolio mix. Non-interest income for the first quarter 2023 remained relatively unchanged at $762,000 compared to $764,000 in fourth quarter 2022. Other loan fees were $169,000 for the first quarter 2023 compared to $246,000 in fourth quarter 2022. Gain on sale of loans increased $18,000 to $30,000 in the first quarter 2023 compared to $12,000 in the fourth quarter of 2022 as a result of higher sales during the quarter.

Non-interest expenses increased $140,000 to $8.7 million in the first quarter 2023 compared to $8.6 million in fourth quarter 2022. The increase is primarily due to an increase in salaries and benefits of $381,000 due to annual merit increases, seasonal increases in payroll taxes and increased benefit costs; increased stock-based compensation of $214,000 primarily due to annual stock awards; and increased FDIC assessments of $71,000 because of higher assessment rates. The increases were partially offset by lower professional fees of $317,000 due to less consulting expense during the quarter and lower other non-interest expenses of $174,000.

Income tax expense decreased $195,000 to $1.2 million in the first quarter of 2023 compared to $1.4 million in the fourth quarter of 2022. The $1.2 million included a one-time deferred tax expense adjustment of $158,000. The effective tax rate for the first quarter of 2023 was 33.0% compared to 29.5% in the fourth quarter of 2022.

Balance Sheet

Total assets increased $76.1 million, or 7%, to $1.17 billion at March 31, 2023, compared to $1.09 billion at December 31, 2022, and increased $30.9 million, or 2.7%, compared to $1.14 billion, at March 31, 2022. Total interest-earning deposits in other financial institutions increased $103.0 million to $166.3 million at March 31, 2023, compared to $63.3 million at December 31, 2022, and decreased $24.8 million compared to March 31, 2022. Total investment securities were $18.2 million at quarter end, compared to $29.5 million in the prior quarter.

Total loans decreased $3.8 million, or 0.4%, to $951.5 million at March 31, 2023, compared to $955.3 million at December 31, 2022, and increased $61.2 million, or 6.9%, compared to $890.3 million at March 31, 2022. Commercial real estate loans outstanding (which include SBA 504, construction and land) increased $10 million during the quarter to $555.3 million at March 31, 2023, compared to $545.3 million at December 31, 2022, and increased $63.2 million compared to $492.2 million at March 31, 2022. Manufactured housing loans decreased $499,000 during the quarter to $315.3 million at March 31, 2023, compared to $315.8 million at December 31, 2022, and increased $15.4 million compared to $300 million at March 31, 2022. Commercial loans decreased $12.5 million during the quarter to $62.5 million at March 31, 2023, compared to $75 million at December 31, 2022, and decreased $8 million compared to $70.5 million at March 31, 2022.

Total deposits increased $45.7 million, or 5.2%, to $920.8 million at March 31, 2023, compared to $875.1 million at December 31, 2022, and decreased $4.9 million, or 0.5%, compared to $925.7 million at March 31, 2022. Non-interest-bearing demand deposits were $205.3 million at March 31, 2023, a $11.2 million decrease compared to $216.5 million at December 31, 2022, and a $20.7 million increase compared to $226.1 million at March 31, 2022. Interest-bearing demand deposits increased $9.6 million to $437.8 million at March 31, 2023, compared to $428.2 million at December 31, 2022, and decreased $66.4 million compared to $504.2 million at March 31, 2022. Certificates of deposit, which include brokered deposits, increased $49.9 million during the quarter to $256.8 million at March 31, 2023, compared to $206.9 million at December 31, 2022, and increased $85.6 million compared to $171.2 million at March 31, 2022.

Total borrowings increased $25 million, or 28%, to $115 million at March 31, 2023, compared to $90 million at December 31, 2022, and March 31, 2022. The increase was due to $15 million in additional FHLB overnight advances and $10 million in unsecured borrowing to support on-balance sheet liquidity.

Stockholders’ equity increased to $112.8 million at March 31, 2023, compared to $112.7 million at December 31, 2022, and $104.8 million at March 31, 2022. Book value per common share decreased to $12.77 at March 31, 2023, compared to $12.80 at December 31, 2022, and $12.07 at March 31, 2022.

Credit Quality

In accordance with changes in generally accepted accounting principles, the Company adopted the new credit loss accounting standard known as Current Expected Credit Loss (“CECL”) on January 1, 2023. With the adoption, the allowance for credit losses ("ACL") for loans increased by $1.8 million and the reserve on unfunded commitments increased $420,000. Under CECL, the ACL is based on expected credit losses rather than on incurred losses. Adoption of CECL resulted in a cumulative effect after-tax adjustment to stockholders’ equity as of January 1, 2023, of $1.6 million, which had no impact on earnings.

The Company recorded a negative provision for loan loss expense of $607,000 in the first quarter 2023, compared to a negative provision for loan loss expense of $461,000 in fourth quarter 2022, and a negative provision expense of 284,000 in first quarter 2022. The total allowance for credit losses was $12.1 million, or 1.30% of total loans held for investment, at March 31, 2023. Net non-accrual loans, plus net other assets acquired through foreclosure, were $3.8 million at March 31, 2023, $2.5 million at December 31, 2022, and $2.9 million at March 31, 2022.

Net non-accrual loans were $1.6 million as of March 31, 2023, compared to $211,000 at December 31, 2022, and $536,000 at March 31, 2022. Of the $1.6 million of net non-accrual loans at March 31, 2023, $817,000 were agriculture loans, $628,000 were manufactured housing loans and $148,000 were single family loans. The $817,000 in agriculture loans includes a guaranteed balance of $735,000.

There was $2.3 million in other assets acquired through foreclosure as of March 31, 2023 and on December 31, 2022. This compared to $2.4 million at March 31, 2022. The OREO balance relates to one property the Bank is currently marketing and expects to sell this year.

Stock Repurchase Program

On August 27, 2021, the Company announced that its Board of Directors had extended the stock repurchase plan until August 31, 2023. The Company did not repurchase shares during the first quarter of 2023, leaving $1.4 million available under the previously announced repurchase program.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties. Community West Bank has seven full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, San Luis Obispo, Oxnard and Paso Robles. The principal business activities of the Company are Relationship Banking, Manufactured Housing lending and Government Guaranteed lending.

Safe Harbor Disclosure

This release contains certain forward-looking statements about the Company and the Bank that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about future financial and operational results, expectations, or intentions are forward-looking statements. Such statements reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control, which may cause actual results, performance, or achievements to differ materially from those expressed in such statements, including, but not limited to, risks from the COVID-19 pandemic, deterioration in the strength of the United States economy in general and of the local economies in which we conduct operations, the effect of, and changes in, trade, monetary and fiscal policies and laws, including changes in the interest rate policies of the Board of Governors of the Federal Reserve System, continued high inflation,, disruptions in credit and capital markets and government policies that could lead to a tightening of credit and an increase in credit losses, our ability to attract and retain deposits and other sources of funding and liquidity, the impact of recent bank failures and other adverse developments to financial institutions and the general reaction by bank customers and by investors in the capital markets regarding the stability and ability of banks to meet ongoing liquidity demands, risks from the COVID-19 pandemic, weather, natural disasters, climate change, increased unemployment, deterioration in credit quality of our loan portfolio and/or the value of the collateral securing the repayment of those loans, including those involving real estate, reduction in the value of our investment securities, the costs and effects of litigation and of adverse outcomes of such litigation, the cost and ability to attract and retain key employees, a breach of our operational or security systems, policies or procedures including cyber-attacks on us or third party vendors or service providers, regulatory or legal developments, United States tax policies, including our effective income tax rate, and our ability to implement and execute our business plan and strategy and expand our operations as provided therein. Actual results may differ materially from those set forth or implied in the forward-looking statements as a result of a variety of factors including the risk factors contained in documents filed by the Company with the Securities and Exchange Commission and are available in the “Investor Relations” section of our website, https://www.communitywest.com/sec-filings/documents/default.aspx. The Company is under no obligation (and expressly disclaims any obligation) to update or alter such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	March 31,	December 31,	March 31,
	2023	2022	2022

Cash and cash equivalents	$1,533	$1,379	$2,043
Interest-earning deposits in other financial institutions	166,342	63,311	191,145
Investment securities	18,225	29,470	21,805
Loans:
Commercial	62,477	74,929	70,480
Commercial real estate	555,339	545,317	492,181
SBA	6,418	6,855	8,403
Paycheck Protection Program (PPP)	684	1,773	7,504
Manufactured housing	315,326	315,825	299,969
Single family real estate	9,582	8,678	8,824
HELOC	2,557	2,613	3,475
Other (1)	(890)	(648)	(528)
Total loans	951,493	955,342	890,308

Loans, net
Held for sale	21,045	21,033	24,193
Held for investment	930,448	934,309	866,115
Less: Allowance for credit losses	(12,065)	(10,765)	(10,547)
Net held for investment	918,383	923,544	855,568
NET LOANS	939,428	944,577	879,761

Other assets	42,055	52,765	41,849

TOTAL ASSETS	$1,167,583	$1,091,502	$1,136,603

Deposits
Non-interest-bearing demand	$205,324	$216,494	$226,073
Interest-bearing demand	437,770	428,173	504,209
Savings	20,929	23,490	24,239
Certificates of deposit ($250,000 or more)	6,268	6,693	13,197
Other certificates of deposit	250,513	200,234	158,022
Total deposits	920,804	875,084	925,740
Other borrowings	115,000	90,000	90,000
Other liabilities	18,990	13,768	16,035
TOTAL LIABILITIES	1,054,794	978,852	1,031,775

Stockholders' equity	112,789	112,650	104,828
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$1,167,583	$1,091,502	$1,136,603

Common shares outstanding	8,835	8,798	8,682

Book value per common share	$12.77	$12.80	$12.07

(1) Includes consumer, other loans, securitized loans, and deferred fees

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Interest income
Loans, including fees	$12,489	$12,467	$11,867	$11,129	$11,194
Investment securities and other	1,096	811	787	577	306
Total interest income	13,585	13,278	12,654	11,706	11,500

Deposits	2,277	913	528	500	570
Other borrowings	278	224	203	196	194
Total interest expense	2,555	1,137	731	696	764
Net interest income	11,030	12,141	11,923	11,010	10,736
Provision (credit) for credit losses	(607)	(461)	298	252	(284)
Net interest income after provision (credit) for credit losses	11,637	12,602	11,625	10,758	11,020
Non-interest income
Other loan fees	169	246	292	377	246
Gains from loan sales, net	30	12	49	136	60
Document processing fees	78	85	114	122	101
Service charges	154	143	114	93	88
Other	331	278	303	323	796
Total non-interest income	762	764	872	1,051	1,291
Non-interest expenses
Salaries and employee benefits	5,202	4,821	4,752	4,910	4,865
Occupancy, net	1,098	1,116	1,046	1,021	997
Professional services	919	1,236	653	635	399
Data processing	349	346	302	307	310
Depreciation	180	176	173	179	183
FDIC assessment	182	111	131	164	171
Advertising and marketing	210	234	196	233	258
Stock-based compensation	246	32	71	94	92
Other	333	507	286	569	(304)
Total non-interest expenses	8,719	8,579	7,610	8,112	6,971
Income before provision for income taxes	3,680	4,787	4,887	3,697	5,340
Provision for income taxes	1,216	1,411	1,409	1,062	1,380
Net income	$2,464	$3,376	$3,478	$2,635	$3,960
Earnings per share:
Basic	$0.28	$0.38	$0.40	$0.30	$0.46
Diluted	$0.27	$0.38	$0.39	$0.30	$0.45

COMMUNITY WEST BANCSHARES
Average Balance, Average Yield Earned, and Average Rate Paid
(unaudited)
(in 000's)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-Earning Assets
Federal funds sold and interest-earning deposits	$73,179	$795	4.41%	$48,512	$415	3.39%	$205,815	$109	0.21%
Investment securities	27,213	301	4.49%	54,022	396	2.91%	26,897	197	2.97%
Loans (1)	952,192	12,489	5.32%	949,007	12,467	5.21%	894,539	11,194	5.08%
Total earnings assets	1,052,584	13,585	5.23%	1,051,541	13,278	5.01%	1,127,251	11,500	4.14%
Nonearning Assets
Cash and due from banks	1,976			2,145			2,161
Allowance for credit losses	(12,479)			(11,204)			(10,615)
Other assets	38,716			36,432			39,138
Total assets	$1,080,797			$1,078,914			$1,157,935
Interest-Bearing Liabilities
Interest-bearing demand deposits	$417,662	$1,298	1.26%	$442,313	$591	0.53%	$519,454	$319	0.25%
Savings deposits	23,230	12	0.21%	22,801	13	0.23%	23,931	16	0.27%
Time deposits	200,875	967	1.95%	152,249	309	0.81%	175,448	235	0.54%
Total interest-bearing deposits	641,767	2,277	1.44%	617,363	913	0.59%	718,833	570	0.32%
Other borrowings	96,333	278	1.17%	92,391	224	0.96%	90,000	194	0.87%
Total interest-bearing liabilities	$738,100	$2,555	1.40%	$709,754	$1,137	0.64%	$808,833	$764	0.38%
Noninterest-Bearing Liabilities
Noninterest-bearing demand deposits	211,940			241,759			227,980
Other liabilities	17,766			15,555			17,640
Stockholders' equity	112,991			111,846			103,482
Total Liabilities and Stockholders' Equity	$1,080,797			$1,078,914			$1,157,935
Net interest income and margin		$11,030	4.25%		$12,141	4.58%		$10,736	3.86%
Net interest spread			3.83%			4.37%			3.76%

Cost of total deposits			1.08%			0.42%			0.24%
Cost of funds			1.09%			0.47%			0.30%

ADDITIONAL FINANCIAL INFORMATION
(Dollars and shares in thousands except per share amounts)(Unaudited)
	Three Months Ended	Three Months Ended	Three Months Ended
PERFORMANCE MEASURES AND RATIOS	March 31, 2023	December 31, 2022	March 31, 2022
Return on average common equity	8.84%	11.98%	15.52%
Return on average assets	0.92%	1.24%	1.39%
Efficiency ratio	73.94%	66.48%	57.97%
Net interest margin	4.25%	4.58%	3.86%

	Three Months Ended	Three Months Ended	Three Months Ended
AVERAGE BALANCES	March 31, 2023	December 31, 2022	March 31, 2022
Average assets	$1,080,797	$1,078,914	$1,157,935
Average earning assets	1,052,584	1,051,541	1,127,251
Average total loans	952,192	949,007	894,539
Average deposits	853,707	859,122	946,813
Average common equity	112,991	111,846	103,482

EQUITY ANALYSIS	March 31, 2023	December 31, 2022	March 31, 2022
Total common equity	$112,789	$112,650	$104,828
Common stock outstanding	8,835	8,798	8,682

Book value per common share	$12.77	$12.80	$12.07

ASSET QUALITY	March 31, 2023	December 31, 2022	March 31, 2022
Nonaccrual loans, net	$1,592	$211	$536
Nonaccrual loans, net/total loans	0.17%	0.02%	0.06%
Other assets acquired through foreclosure, net	$2,250	$2,250	$2,389

Nonaccrual loans plus other assets acquired through foreclosure, net	$3,842	$2,461	$2,925
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.33%	0.23%	0.26%
Net loan (recoveries)/charge-offs in the quarter	$(96)	$(113)	$(427)
Net (recoveries)/charge-offs in the quarter/total loans	(0.01%)	(0.01%)	(0.05%)

Allowance for credit losses	$12,065	$10,765	$10,547
Plus: Reserve for undisbursed loan commitments	400	94	90
Total allowance for credit losses	$12,465	$10,859	$10,637
Allowance for credit losses/total loans held for investment	1.30%	1.15%	1.22%
Allowance for credit losses/nonaccrual loans, net	757.85%	5101.90%	1966.82%

Community West Bank *
Tier 1 leverage ratio	10.41%	10.34%	8.88%
Tier 1 capital ratio	11.76%	11.44%	11.33%
Total capital ratio	12.89%	12.56%	12.50%

INTEREST SPREAD ANALYSIS	March 31, 2023	December 31, 2022	March 31, 2022
Yield on total loans	5.32%	5.21%	5.08%
Yield on investments	4.49%	2.91%	2.97%
Yield on interest earning deposits	4.41%	3.39%	0.21%
Yield on earning assets	5.23%	5.01%	4.14%

Cost of interest-bearing deposits	1.44%	0.59%	0.32%
Cost of total deposits	1.08%	0.42%	0.24%
Cost of borrowings	1.17%	0.96%	0.87%
Cost of interest-bearing liabilities	1.40%	0.64%	0.38%
Cost of funds	1.09%	0.47%	0.30%

* Capital ratios are preliminary until the Call Report is filed.

Contact:

Richard Pimentel, EVP & CFO
805.692.4410
www.communitywestbank.com